Exhibit 3.1
                   Articles of Incorporation of the Registrant

                            ARTICLES OF INCORPORATION
                              (PURSUANT TO NRS 78)

      1. Name of Corporation: SK Realty Ventures, Inc.

      2. Registered Agent Names and Street Address: National Registered Agents, Inc. of NV., 1000 East William Street, Suite 204, Carson City, Nevada 89701.

      3. Shares: Number of share with par value: 310,000,000 Par Value $.001 Number of share without par value: none.

      4. Names and Addresses of Board of Directors/Trustees: Paul Goodman, 420 Lexington Avenue, Suite 2020, New York, NY 10170.

      5. Purpose: Any lawful purpose.

      6. Name, Address and Signature of Incorporator: Paul Goodman, /s/ Paul Goodman, 420 Lexington Avenue, Suite 2020, New York, NY 10170.

      7. Certification of Acceptance of Appointment of Resident Agent: I hereby accept appointment as Registered Agent for the above named corporation. /s/ National Registered Agents, Inc. December 8, 2003.

                                 ATTACHMENT TO:

                            ARTICLES OF INCORPORATION
                                       OF
                            SK REALTY VENTURES, INC.

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                              Additional Provisions

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      EIGHT: The total number of shares which the corporation shall have authority to issue is Three Hundred Ten Million (310,000,000) shares, having a par value of $.0001 per share, as follows:

      Common. The aggregate number of common shares which this Corporation shall have authority to issue is 300,000,000 shares of Common Stock, having a par value of $.0001 per share. All common stock of the Corporation shall be of the same class, common, and shall have the same rights and preferences. Fully-paid common stock of this Corporation shall not be liable to any further call or assessment.


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      Preferred. The Corporation shall be authorized to issue 10,000,000 shares of Preferred Stock having a par value of $.0001 per share and with such rights, preferences and designations determined by the board of directors.

      NINE: Election of directors need not be by written ballot except and to the extent provided in the by-laws of the corporation. The number of directors of the corporation may be increased or decreased in the manner provided in the Bylaws of the corporation; provided, that the number of directors shall never be less than one. In the interim between elections of directors by stockholders entitled to vote, all vacancies, including vacancies caused by an increase in the number of directors and including vacancies resulting from the removal of directors by the stockholders entitled to vote which are not filled by said stockholders, may be filled by the remaining directors, though less than a quorum.

      TEN: The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by the General Corporation Law of the State of Nevada, as the same may be amended and supplemented.

      ELEVEN: The corporation shall, to the fullest extent permitted by the General Corporation Law of the State of Nevada, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Law from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Law, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

      TWELVE: The corporation reserves the right to amend, alter, change, or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by the state, and all rights conferred upon stockholders herein are granted subject to this reservation.

      THIRTEEN: No shareholder shall be entitled as a matter of right to subscribe for or receive additional shares of any class of stock of the Corporation, whether now or hereafter authorized, or any bonds, debentures or securities convertible into stock, but such additional shares of stock or other securities convertible into stock may be issued or disposed of by the Board of Directors to such persons and on such terms as in it's discretion it shall deem advisable.


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